CAPITAL STOCK PURCHASE AGREEMENT

         Agreement dated as of August 6, 2001 between William Tay (the "Shareholder"), on the one hand, and Donald R. Mastropietro or his assigns ("Buyer") on the other hand.

1.       The Acquisition

         1.1 Purchase and Sale Subject to the Terms and Conditions of this Agreement. At the Closing to be held as provided in Section 2, the Shareholder shall sell 11,500,000 shares (the "Shares") of common stock of 1stopsale.com Holdings, Inc. (the "Company") to Buyer and Buyer shall purchase the Shares from the Shareholder, free and clear of all Encumbrances other than restrictions imposed by Federal and State securities laws.

         1.2 Purchase Price. At the Closing, Buyer shall pay a total of $425,000 (the "Purchase Price") in consideration for the Shares to the Shareholder by wire transfer to the account of the Shareholder.

         1.3 Deposit. Concurrently with the execution of this Agreement, Buyer shall have paid Shareholder the sum of $50,000 as a good faith deposit by wire transfer to an account specified by Shareholder. In the event the Closing has not been completed by August 20, 2001, unless the Closing shall not have occurred as a result of the failure of Shareholder to satisfy the conditions set forth in Section 3 or failure to comply with the covenants contained in Sections 7 or 10.8 of this Agreement, the Shareholder shall return the sum of $50,000 to Buyer on or before August 25, 2001. In the event the Closing shall not have occurred by August 20, 2001 for any other reason, the deposit received by Shareholder shall be deemed full liquidated damages sustained in connection with the negotiation and documentation of this Agreement.

2.       The Closing.

         2.1 Place and Time. The closing of the sale of the Shares for the Purchase Price shall take place at Sommer & Schneider LLP, 595 Stewart Avenue, Suite 710, Garden City, New York 11530 no later than 5 P.M. (New York time) on or before August 20, 2001 or at such other place, date and time as the parties agree in writing (the "Closing").

         2.2 Deliveries by the Shareholder. At the Closing, the Shareholder shall deliver the following to Buyer:

                  a. Certificates representing the Shares, duly endorsed for transfer to Buyer and accompanied by appropriate stock powers, with all necessary transfer tax and other revenue stamps, acquired at Shareholder's

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                           expense. Shareholder agrees to cure any deficiencies
                           with respect to the endorsement of the certificates representing the Shares owned by Shareholder or with respect to the stock power accompanying such certificates.

                  b.       The documents contemplated by Section 3.

                  c. All other documents, instruments and writings required by this Agreement to be delivered by the Shareholder at the Closing, all of the company's original books of account and record, and any other documents or records relating to the Company's business reasonably requested by Buyer in connection with this Agreement.

         2.3 Deliveries by Buyer. At the Closing, Buyer shall deliver the following to the Shareholder:

                  a.       The Purchase Price by wire transfer.

                  b.       The documents contemplated by Section 4.

                  c. All other documents, instruments and writings required by this Agreement to be delivered by Buyer at the Closing.

         2.4 Equipment and Cash. The Company shall have distributed its equipment and cash to the Shareholder.

3.       Conditions to Buyer's Obligations.

         The obligations of Buyer to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by the Shareholder:

         3.1 No injunction. There shall not be in effect any junction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits Buyer's acquisition of the Shares or that will require any divestiture as a result of Buyer's acquisition of the Shares or that will require all or any part of the business of the Company to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on the Company or Buyer if this Agreement is consummated shall be pending.

         3.2 Representations, Warranties and Agreements. (a) The representations and warranties set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) the Shareholder shall have performed and complied in all material

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                  respects with the agreements contained in this Agreement
                  required to be performed and complied by them at or prior to the Closing.

         3.3 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of Buyer's acquisition of the Shares shall have been obtained and shall be in full force and effect.

         3.4 Resignation of Officers and Directors. Effective on the Closing Date, all officers and directors shall have resigned as an officer, director and employee of the Company and they shall, subject to compliance with Rule 14f-1 of the Exchange Act, have appointed Donald R. Mastropietro as sole officer and director of the Company. Buyer understands that such appointment shall require a filing and distribution of a notice to the Company's shareholders in accordance with Rule 14f-1 of the Exchange Act.

         3.5 Filing of Form 10-QSB. The Company shall have dully filed its Form 10-QSB for the period ended June 30, 2001, which shall conform to all applicable rules and regulations of the Securities and Exchange Commission.

         3.6 Satisfaction of Shareholder Loans. Shareholder shall deliver to the Company satisfaction of all outstanding Shareholder loans.

         3.7 Filing of Tax Return. The Company shall have filed its Federal and State income tax returns for the years ended December 31, 1999 and 2000.

4.       Conditions to the Shareholder's Obligations.

         The obligations of the Shareholder to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by the Buyer:

         4.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits Buyer's acquisition of the Shares or that will require all or any part of the business of the Company or Buyer to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on the Company or Buyer if this Agreement is consummated shall be pending.

         4.2 Representation, Warranties and Agreements. (a) The representations and warranties of Buyer set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b)

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                  Buyer shall have performed and complied in all material
                  respects with the agreements contained in the Agreement required to be performed and complied with by it at or prior to Closing.

         4.3 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of Buyer's acquisition of the Shares shall have been obtained and shall be in full force and effect.

5.       Representations and Warranties of the Shareholder.

         The Shareholder represents and warrants to Buyer that:

         5.1 Authorization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. This Agreement constitutes a valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms.

         5.2 Capitalization. The authorized capital stock of the Company consists of 50,500,000 authorized shares of stock, par value $.001, of which 50,000,000 are common shares and 500,000 are preferred shares, of which 12,078,775 common shares and no preferred shares are presently issued and outstanding. As of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of the Company obligating the Company to issue any additional shares of Equity Securities or any of its securities of any kind.

         5.3 Ownership of Shares. The delivery of certificates to Buyer provided in Section 2.2 will result in Buyer's immediate acquisition of record and beneficial ownership of the Shares, free and clear of all Encumbrances subject to applicable State and Federal securities laws.

         5.4 Consents and Approvals of Governmental Authorities. Except with respect to applicable State and Federal securities laws, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the sale of the Shares to Buyer.

         5.5      Financial Statements.

                  a. The Shareholder has delivered to Buyer the consolidated balance sheet of the Company as of December 31, 2000, and March 31, 2001 (the "Balance Sheet Date"), and statements of income and changes in financial position for the periods then ended and the period from inception to the period then ended,

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                           together with the report of the Company's independent
                           accountant on the balance sheet as of December 31, 2000 and the related income statement for the year then ended (the "Company's Financial Statements").
                           The Company Financial Statements are accurate and complete in accordance with generally accepted accounting principles, consistently applied.

                  b. The accounts payable report of the Company as of June 30, 2001 set forth as Schedule 5.5(b) is an accurate representation of such data and is taken directly from the Company's accounting system.

                  c. Except and to the extent reflected or reserved in the most recent balance sheet included in the Company's Financial Statements, the Company has no liability or obligation (whether accrued, to become due, contingent or otherwise).

         5.6 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving the Company which is likely to have a material adverse effect on the business or financial condition of the Company and its Subsidiaries, taken as a whole. The Company is not subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of the Company or any of its Subsidiaries, taken as a whole.

         5.7 Subsidiaries. The Company has no subsidiaries or interest in any other Person.

         5.8 Disclosure. Neither this Agreement, nor any certificate, exhibit, or other written document or statement, furnished to the Buyer by the Shareholder in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

         5.9 Tax Returns and Payments. All tax returns and reports of the Company required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges heretofore levied upon any properties, assets, income or franchises of the Company which are due and payable have been paid, except as otherwise reflected in the Company's Financial Statements. Other than for 1999 and 2000, no extension of time for the assessment of deficiencies in any federal or state tax has been requested of or granted by the Company.

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         5.10     Absence of Certain Changes. Since the Balance Sheet Date, the
                  Company has not:

                  a. suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance), which is materially adverse to the business or financial condition of the Company or made any disposition of any of its properties or assets other than in the ordinary course of business;

                  b. made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

                  c. issued or sold any Equity Securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such Equity Securities, reclassified, split-up or otherwise changed any such Equity Security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

                  d. organized any new Subsidiary or acquired any Equity Securities of any Person or any equity or ownership interest in any business;

                  e. borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

                  f. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in ordinary course of business;

                  g. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

                  h. cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

                  i. disposed or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

                  j. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

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                  k.       purchased or entered into any contract or commitment
                           to purchase any material quantity of raw materials or supplies, or sold or entered any contract or commitment to sell any material quantity or property of assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course of business, (ii) normal contracts or commitments for the sale of, and normal sale of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

                  l. made any capital expenditures or additions to property, plant or equipment or acquired any other property assets ( other than raw materials and supplies) at a cost in excess of $10,000 in aggregate;

                  m. written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000,

                  n. written down or been required to write down any inventory in an aggregate amount in excess of $2,000,

                  o. entered into any collective bargaining or union contract or agreement, or

                  p. other than the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of the Company.

         5.11 No Material Adverse Change. Since the Balance Sheet Date, there has not been any material adverse change in the business or financial conditions of the Company.

         5.12 Brokers or Finders. Other than M. Richard Cutler, the Shareholder has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the Shares to Buyer. Shareholder shall be responsible for payment of certain finder's fees to M. Richard Cutler relating to this Agreement, and that as a further condition to Closing, as defined herein, Shareholder shall warrant in such Closing documents that such finder's fees have been, or will be, paid and further, shall indemnify and hold harmless the Buyer from such obligation.

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6.       Representations and Warranties of Buyer.

         Buyer represents and warrants to the Shareholder that:

         6.1 Organization of the Company; Authorization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Buyer and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

         6.2 No Conflict as to Buyer. Neither the execution and delivery of this Agreement nor the consummation of the sale of the Shares to Buyer will violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of Buyer.

         6.3 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by Buyer or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation of the sale of the Shares to Buyer.

         6.4 Other Consents. No consent of any Person is required to be obtained by Buyer to the execution, delivery and performance of this Agreement or the consummation of the sale of the Shares to Buyer.

         6.5 Brokers or Finders. Other than M. Richard Cutler, Buyer has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the Shares to Buyer. Buyer shall be responsible for payment of certain finder's fees to M. Richard Cutler relating to this Agreement, and that as a further condition to Closing, as defined herein, Buyer shall warrant in such Closing documents that such finder's fees have been, or will be, paid and further, shall indemnify and hold harmless the Shareholder from such obligation

         6.6 Securities Matters. The Buyer hereby represents, warrants and covenants to the Shareholder, as follows:

                  a. The Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities act in reliance on exemptions therefrom.

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                  b.       The Shares are being acquired solely for the Buyer's
                           own account, for investment and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof, the Buyer has no present plans to enter into any such contract, undertaking, agreement or arrangement and the Buyer further understands that the Shares, may only be resold pursuant to a registration statement under the Securities Act, or pursuant to some other available exemption;

                  c. The Buyer is an "accredited investor" as that term is defined in Regulation D of the Securities Act and through its officers and directors has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and the risks of its investment in the Shares and is able to bear the economic risk of its investment in the Shares;

                  d. The Buyer acknowledges, in connection with the purchase of the Shares, that no representation has been made by representatives of the Company regarding its business, assets or prospects other than that set forth herein and that it is relying upon the information set forth in the filings made by the Company pursuant to Section 13 of the Securities Exchange Act of 1934, as amended and such other representations and warranties as set forth in this Agreement.

7.       Filings with Governmental Authorities.

         7.1 Regulatory Matters. The Shareholder and Buyer shall (a) file with applicable regulatory authorities any applications and related documents required to be filed by them in order to consummate the contemplated transaction and (b) cooperate with each other as they may reasonably request in connection with the foregoing.

8.       Definitions.

         As used in this Agreement, the following terms have the meanings specified or referred to in this Section 8.

         8.1 "Business Day" - Any day that is not a Saturday or Sunday or a day on which banks located in the City of New York are authorized or required to be closed.

         8.2      "Code" - The Internal Revenue Code of 1986, as amended.

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         8.3      "Encumbrances" - Any security interest, mortgage, lien,
                  charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer arising under Federal or state securities laws.

         8.4 "Equity Securities" - Any stock or similar security, certificate of interest or participation in any profit sharing agreement, reorganization certificate of subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; or any security convertible, with or without consideration into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right; or any put, call, straddle, or other option or privilege of buying such a security from or selling such a security to another without being bound to do so.

         8.5 "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

         8.6 "Governmental Body" - Any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Economic Community), any subdivision, agency, commission or authority thereof.

         8.7 "Knowledge" - Actual knowledge, after reasonable investigation.

         8.8 "Person" - Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, or Governmental Body.

         8.9 "Subsidiary" - With respect to any Person, any corporation of which securities having the power to elect a majority of that corporation's Board of Directors (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

9.       Notices.

         All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when
(a) delivered by hand, (b) sent by telex or facsimile (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or
(c) received by the delivery service (receipt requested), in each case to the appropriate addresses, telex number sand facsimile numbers set forth below (or to such other addresses, telex numbers and facsimile numbers as a party may designate as to itself by notice to the other parties).

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         a.       If to the Buyer:           Donald R. Mastropietro
                                             325 Whitfield Ave.
                                             Sarasota, FL 34243
                                             Facsimile: (941) 360-9844


         b.       If to the Shareholder:     William Tay
                                             1422 Chestnut Street, Suite 410
                                             Philadelphia, PA 19102-2510
                                             Facsimile: (215) 569-4710

10.      Miscellaneous.

         10.1 Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

         10.2 Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.

         10.3 No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term of any other term of this Agreement. Any waiver must be in writing.

         10.4 Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter with respect thereto and cannot be changed or terminated orally.

         10.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

         10.6 Governing Law, Venue. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Florida, without regard to the conflicts of law principles thereof. Venue for any cause of action brought to enforce any part of this Agreement shall be in Hillsboro County, Florida.

         10.7 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

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         10.8     Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other to the contents and the manner of presentation and publication thereof.


         IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.



DONALD R. MASTROPIETRO


/s/ Donald R. Mastropietro
---------------------------
Donald R. Mastropietro



WILLIAM TAY


/s/ William Tay
---------------------------
William Tay




                                                     Initials: _______ / _______

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